EXHIBIT 3.1
                ARTICLES OF INCORPORATION
                          OF
               EXCEL INDUSTRIES, INC.
        (AS AMENDED EFFECTIVE JANUARY 5, 1996)
                       ARTICLE I
                         Name

     The name of the Corporation is Excel Industries, Inc.
(hereinafter referred to as the "Corporation").
                  ARTICLE II
                       Purposes

     The purposes for which the Corporation is formed are, and include, the transaction of any and all lawful business for which corporations may be incorporated under The Indiana General
Corporation Act (hereinafter referred to as the "Act") including without limitation the power to enter into a partnership.

                      ARTICLE III
                   Term of Existence

     The period during which the Corporation shall continue as a corporation is perpetual.

                      ARTICLE IV
          Principal Office and Resident Agent

     The post office address of the principal office of the Corporation is 1120 North Main Street, Elkhart, Indiana 46514; and the name and post office address of its resident agent in charge of such office is James J. Lohman, 1120 North Main Street, Elkhart,
Indiana 46514.

                       ARTICLE V
                   Number of Shares

     The number of shares which the Corporation shall have authority to issue is 21,000,000 shares without par value.

                       ARTICLE VI
                    Terms of Shares

     Section 1. Designation of Classes and the Number of Shares of Each Class. The shares of authorized capital stock shall be divided into 1,000,000 shares of preferred stock, without par value, as hereinafter provided, and 20,000,000 shares of commonstock, without par value, as hereinafter provided.
Section 2. Preferred Stock. The preferred stock may be issued from time to time in one or more series, in such amounts and for such consideration and with such designations, relative rights, preferences, qualifications, limitations and restrictions as the Board of Directors may determine, the authority for the making of which determination is hereby expressly vested in such Board with such designations, relative rights, preferences, qualifications, limitations and restrictions of any and each such series to be determined and stated by resolution of the Board of Directors prior to the issuance of such series. The authority of the Board of Directors with respect to determining and stating such designations, relative rights, preferences, qualifications, limitations and restrictions of each such series of preferred stock shall include, without limitation, the determination of any or all of the following, and the shares of any such series may vary from the shares of any other such series in the following respects:

      Clause (a). Designation and Number. The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series; and

        Clause (b). Dividends. The source, rate and dates of any dividends payable with respect to the shares of such series, provided, however, that no dividends shall be payable in respect of such shares: (i) out of the surplus due to or arising from unrealized appreciation in value or from a revaluation of assets, or (ii) if the Corporation is or is thereby rendered insolvent, or
(iii) if the stated capital of the Corporation is or thereby becomes impaired; whether any such dividends which may be payable with respect to shares of such series shall be cumulative and if so, the date from which any such dividends shall accumulate; and the preference or preferences, if any, to be accorded dividends payable with respect to the shares of such series; and
        Clause (c). Redemption. The redemption price or prices for such series, if redeemable, and the terms and conditions of such redemption; and

          Clause (d). Sinking Fund. The terms and amount of a sinking fund, if any, provided for the redemption of shares of the series; and

          Clause (e). Rights of Purchase. The rights, if any, of the Corporation to purchase for retirement, other than by way of redemption, shares of any such series, and the terms and conditions of any such purchase rights; and

          Clause (f). Liquidation Preference. The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          Clause (g). Conversion. Whether or not the shares of such series shall be convertible into common shares, or into shares of any other series or number of series or into any other securities, and if so, the terms and conditions upon which such conversion may be effected.

          Clause (h).Designation of Series A Junior
Participating Preferred Shares.

     (i) Designation and Amount. There shall be a series of shares of preferred stock that shall be designated as "Series A
Junior Participating Preferred Shares," and the number of shares constituting such series shall be 200,000.

      (ii) Dividends and Distributions.

      (A) Subject to the prior and superior rights of the holders of any shares of any series of shares of preferred stock ranking prior and superior to the Series A Junior Participating Preferred Shares with respect to dividends, the holders of shares of Series
A Junior Participating Preferred Shares, in preference to the holders of shares of any class or series of shares of the Corporation ranking junior to the Series A Junior Participating Preferred Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding the shares of common stock (by reclassification or otherwise), declared on the shares of common stock of the Corporation (the "Common Shares") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Shares. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after December 21, 1995 (the"Rights Declaration Date") (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

      (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      (iii) Voting Rights.  The holders of Series A Junior
Participating Preferred Shares shall have the following voting rights:

       (A) Each Series A Junior Participating Preferred Share shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the shareholders of the Corporation.

       (B) Except as otherwise provided herein or by law, the holders of Series A Junior Participating Preferred Shares and the holders of the Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.


    (C) Except as set forth herein or as provided by law, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Shares as set forth herein) for taking any corporate action.

     (iv) Certain Restrictions.
      (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating
Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior
Participating Preferred Shares outstanding shall have been paid in full, the Corporation shall not

           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise
acquire for consideration any shares ranking junior (either      as
to dividends or upon liquidation, dissolution or winding        up)
to the Series A Junior Participating Preferred Shares;
            (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

           (iii) redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Shares; or

           (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred
    Shares, or any shares ranking on a parity with the Series A Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

       (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     (v) Reacquired Shares. Any Series A Junior Participating Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of shares of preferred stock.

      (vi) Liquidation, Dissolution or Winding Up.

     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the"Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Shares and the Common Shares, respectively, holders of Series A Junior Participating Preferred Shares and holders of the Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Shares and the Common Shares, on a per share basis, respectively.

      (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of shares of preferred stock, if any, that rank on a parity with the Series A Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of the Common Shares.

      (vii) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

      (viii) No Redemption. The Series A Junior Participating Preferred Shares shall not be redeemable. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire Series A Junior Participating Preferred Shares in any other manner permitted by law, and these Articles of Incorporation.

      (ix) Ranking.  The Series A Junior Participating Preferred
Shares shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

      (x) Amendment. At any time that any Series A Junior Participating Preferred Shares are outstanding, these Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Junior Participating Preferred Shares, voting separately as a class.

     (xi) Fractional Shares. Series A Junior Participating Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Shares.

     Section 3. Common Stock. The rights, privileges, limitations and restrictions of the common stock shall be as follows:

          Clause (a). Designation and Issuance of Shares. The shares of common stock may be issued by the Corporation, and such shares as are reacquired by the Corporation from time to time and not canceled may be sold or otherwise disposed of, for such consideration and upon such terms and conditions as may from time to time be determined and fixed by the Board of Directors. The consideration received by the Corporation for such shares shall be allocated to stated capital and to capital surplus by resolution of the Board of Directors prior to, or within a period of sixty (60) days after, the issuance of such shares. The stated capital of the Corporation may be increased from time to time by resolution of the Board of Directors directing a transfer from capital surplus or earned surplus.

          Clause (b). Dividends. The holders of shares of the common stock of the Corporation shall be entitled to receive such dividends as may be declared at the discretion of the Board of Directors (after giving due consideration to the needs of the Corporation for adequate reserves and working capital) to be paid upon the common stock out of the unreserved and unrestricted earned and/or capital surplus available for the payment of any such dividends which may be payable in cash, in property or in shares of the Corporation of any class or series; provided, however, that no dividends shall be payable upon the shares of common stock of the
Corporation: (i) out of surplus due to or arising from unrealized appreciation in value or from a revaluation of assets or (ii) if the Corporation is, or is thereby rendered, insolvent, or (iii) if the stated capital of the Corporation is, or thereby becomes, impaired; or (iv) if the remaining net assets of the Corporation would thereafter be below the aggregate preferential amount payable in the event of voluntary liquidation to the holders of shares having preferential rights to the assets of the Corporation upon liquidation; or (v) in violation of any provisions with respect to the preferred stock or any series thereof. In the computation of earned surplus available for dividends, no deduction need be made for the depletion by sale or lapse of time of wasting assets intended for sale in the ordinary course of business or property having a limited life.

          Clause (c). Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of common stock shall be entitled, after payment of the debts and other liabilities of the Corporation including without limitation all obligations to holders of shares of stock having priority over the common stock in such event, to share ratably in the net assets of the Corporation.


     Section 4. No Preemptive Rights. The holders from time to time of the common stock and, except as may be otherwise provided by the Board of Directors in accordance with the provisions of
Section 2 of this Article VI, the holders of the preferred stock of any series shall have no preemptive rights to subscribe to or purchase any common stock, any series of preferred stock or any other securities of the Corporation.

     Section 5.  Equitable Interests and Other Claims or Interests.

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereof for all purposes, and shall not be bound to recognize any equitable or any other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

                           ARTICLE VII
                  Voting and Redemption Rights

     Section 1. Voting Rights. Every holder of shares of the capital stock, without regard to class, of the Corporation shall have the right, at every shareholders' meeting, to one vote for each share of common or preferred stock standing in his name on the books of the Corporation, except only as otherwise provided in the Act.

     Section 2. Redemption Rights. Every holder of common stock of the Corporation, other than a Controlling Person (as hereinafter defined) or a transferee of the Controlling Person, shall have the right, and the Corporation shall have the obligation, to redeem his shares in accordance with the following terms and provisions:

    Clause (a).  Definitions.  For purposes of this Article VII,
Section 2: (i) the term "shares" shall mean shares of the common stock of the Corporation; (ii) the term "ownership interest" shall mean and include any direct or indirect ownership of shares, any right to vote or to control the voting of shares whether or not owned, any contractual right to acquire any director indirect ownership of shares and any contractual right to acquire any right to vote or to control the voting of shares whether or not owned;
(iii) the term "person" shall mean and include any individual, corporation, partnership, trust or other entity and if two or more such persons are acting in concert for the purpose of acquiring ownership interests in the shares, they shall jointly and severally be included in the term "person"; (iv) the term "Controlling Person" shall mean any person who has an ownership interest in 40% or more of the outstanding shares of the Corporation and who has acquired any of such shares as a result of a Unilateral Tender Offer; (v) the term "outstanding shares" shall be deemed to include any shares which the Controlling Person has a right to acquire from the Corporation by reason of any option, conversion right, warrant or other right but not to include any other authorized but unissued shares; (vi) the term "Unilateral Tender Offer" shall mean any tender offer to purchase shares for cash, securities or other consideration excluding only tender offers which, prior to being made or while pending, have been expressly recommended by the Board of Directors of the Corporation for acceptance by the shareholders of the Corporation and such recommendation has been communicated to the shareholders prior to the expiration of such tender offer, provided, however, that tender offers which are approved or recommended by a Board of Directors controlled by a Controlling Person shall not be excluded from the definition of a Unilateral Tender Offer; (vii) with respect to any shares acquired by a Controlling Person in a Unilateral Tender Offer pursuant to which the consideration paid is, in whole or in part, something other than cash, the term "cash value" shall mean such amount as is attributed to such consideration by the Board of Directors of the Corporation after taking such action as in its judgment the Board of Directors deems appropriate in order to establish the true value of such consideration, provided, however, that such amount shall not be less than the cash value, if any, attributed to such consideration by the Controlling Person; and (viii) the term "market price" shall mean as to any particular trading day, the highest sale price as may from time to time be published with respect to any trading of the shares on the American Stock Exchange or any other national exchange.

          Clause (b). Events Creating Rights of Redemption. Every holder of shares, other than a Controlling Person or a transferee of a Controlling Person, shall have the right, and the Corporation shall have the obligation, to redeem his shares in the manner and at the price set forth in Clause (c) of this Article VII, Section 2, upon the occurrence of any of the following events ("Event(s) of Redemption"): (i) in the event, and at such time as, any person becomes a Controlling Person; (ii) in the event any Controlling Person makes any further Unilateral Tender Offer or otherwise acquires any additional ownership interest in shares; and (iii) in the event any Controlling Person causes or permits the Board of Directors or the management of the Corporation to adopt any resolution or take any other action pursuant to which it is proposed or intended to merge or consolidate the Corporation with or to sell the Corporation's assets to another corporation or entity which is or will be controlled by the Controlling Person.

     Clause (c). Redemption Price and the Procedure for Exercising Redemption Rights. The price at which each share maybe redeemed pursuant to this Article VII, Section 2, shall be an amount equal to the greater of (i) the highest price or cash value per share at which outstanding shares were acquired or were offered to be acquired by the Controlling Person pursuant to any Unilateral Tender Offer regardless of when such shares were acquired or such offer was made; or (ii) the highest market price during the eighteen (18) months prior to the date on which the Event of Redemption occurred; provided, however, that in no event shall the redemption price be less than the book value per share as of the last day of the fiscal year quarter immediately preceding the Event of Redemption as determined in accordance with generally accepted accounting principles applied on a consistent basis and, if applicable, as reflected in the Corporation's last annual report to shareholders as adjusted by subsequent quarterly reports. As soon as practicable after the Corporation has knowledge or has good reason to believe that an Event of Redemption has occurred, the Corporation shall give written notice, by first class mail, postage prepaid, at the address shown on the records of the Corporation, to each holder of record of shares, other than a Controlling Person or any transferee of a Controlling Person, and to every other person known to have any rights to redeem shares pursuant to this Article VII, Section 2. Such notice shall advise each such holder of shares of his right to have his shares redeemed, the redemption price at which the shares may be redeemed and the procedure the Board of Directors of the Corporation has established for effectuating the redemption of shares. Such notice may set forth a period of time in which existing redemption rights must be exercised or forfeited, provided, that such period of time shall not be less than thirty
(30) days. The giving of any such notice by the Corporation shall not be a condition precedent to the valid exercise of the redemption rights created pursuant to this Article VII, Section 2, and in the event the Corporation does not give any notice pursuant to this Clause (c) within a reasonable time after the Corporation knows or should know that an Event of Redemption has occurred, then any holder of shares who is entitled to have his shares redeemed pursuant to this Article VII, Section 2, may give the Corporation notice setting forth his exercise of his redemption right and the procedure to be followed in effectuating such redemption. The Corporation shall be obligated to comply with any such shareholder notice provided that it is in accordance with this Article VII,
Section 2 and provided that it sets forth a reasonable procedure to be followed. All shares which are redeemed by the Corporation pursuant to this Article VII, Section 2, shall thereupon be retired.

          Clause (d). Other Provisions Governing the Rights of Redemption Hereby Created. The rights of redemption created by this Article VII, Section 2: (i) shall extend to the benefit of any person who, as of the date on which an Event of Redemption occurs, is a holder of a security convertible into shares or of any option, warrant or other right to acquire shares; that is, any such holder, other than a Controlling Person or a transferee of a Controlling Person, may, following the conversion of such security or the exercise of such option, warrant or other right, redeem the shares thereby acquired in the manner provided in this Article VII,
Section 2; (ii) shall not be forfeited or terminated with respect to any shares unless such forfeiture and termination results from the failure of the holder of record as of the date of an Event of Redemption or any transferee of such holder to exercise his right of redemption after having received a notice from the Corporation pursuant to Clause (c) of this Article VII, Section 2, specifying a period of time, not less than thirty (30) days, in which such redemption rights must be exercised or forfeited; and (iii) shall not serve to preclude any shareholder of the Corporation from pursuing any dissenting shareholder rights or any other rights which he may have as a matter of law.

          Clause (e). Limitation on Amendment, Alteration or Repeal. In the event that any person has become a Controlling Person and thereafter, for so long as there continues to be a Controlling Person, this Article VII, Section 2 shall not be amended, altered or repealed except upon the affirmative vote of 85% of the outstanding shares of the Corporation, provided, further, that no amendment, alteration or repeal of this Article VII, Section 2, shall in any manner adversely affect any rights of redemption then in existence.

          Clause (f). Severability. In the event any court determines that any provision of this Article VII, Section 2, is invalid or in any way unenforceable, such determination shall not serve to invalidate any other provision of this Article VII, Section2.

                          ARTICLE VIII
                         Stated Capital

     The stated capital of the Corporation is Two Hundred
Forty-Eight Thousand Two Hundred Fifty Dollars ($248,250.00).

                          ARTICLE IX
                    Data Respecting Directors

     Section 1. Number. The number of directors constituting the Board of Directors of the Corporation shall be four (4). The number of directors may from time to time be fixed by the By-Laws of the Corporation at any number not less than three (3) nor more than fifteen (15). If and whenever the Code of By-Laws does not contain a provision specifying the number of directors of the Corporation, the number shall be four (4).

     Section 2.  Qualifications.  Directors need not be
shareholders of the Corporation. A majority of the directors at any time shall be citizens of the United States.

                         ARTICLE X
                Further Data Respecting Directors

     The names and post office addresses of the Board of Directors of the Corporation are as follows:

                         Number, Street
Name                       or Building            City & State

Ralph R. Whitney, Jr.    346 E. Lancaster Ave.     Wynnewood, PA
                           Apt. 304                 19096

Robert J. Kennedy        One Warwick Circle       Springfield, NJ
                                                     07081

James J. Lohman          54556 Homeland Rd.       Elkhart, IN
                                                      46514

Gerald G. Fellows        O.F. Mossberg & Sons, Inc.North Haven, CT
                            Box 497                  06473


                            ARTICLE XI
                            Officers

     The names and post office addresses of the President and Secretary of the Corporation are:

                         Number, Street
Name                       or Building            City & State

James J. Lohman,         54556 Homeland Rd.       Elkhart, IN
President                                         46514

William M. Gude,         54144 Laguna Dr.         Bristol, IN
Secretary                                         46507



                          ARTICLE XII
         Provisions for Regulation of Business
         and Conduct of Affairs of Corporation

     Section 1. Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices, or waivers of notice, thereof. Any action which may be taken at a meeting of the shareholders may be taken without a meeting if, prior to such action, a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such written consent is filed with the minutes of the proceedings of the shareholders.

     Section 2. Meetings of Directors. Meetings of the directors of the Corporation shall be held at such place, without or without the State of Indiana, as may be specified in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of prior to such action a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of such Board or committee. Any or all members of the Board of Directors or of a committee designated by the Board may participate in a meeting of the Board or of any such committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes present in person at the meeting.

     Section 3. Code of By-Laws. The Board of Directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation, but the affirmative vote of a majority of the members of the Board of Directors, for the time being, shall be necessary to effect any alteration, amendment or repeal. If the Code of By-Laws for the time being in force so provides, the Board of Directors may designate two or more of its number to constitute an Executive Committee, which Committee, to the extent provided in the Code of By-Laws, shall have and exercise all the authority of the Board of Directors in the management of the Corporation, and have power to authorize the execution of all papers or documents which may require it.

     Section 4. Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are stockholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes,not withstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to be the Board of Directors and the Board of Directors shall authorize, approve and ratify such contract or transaction by a vote of a majority of the directors present, such interested director or directors to be counted in determining whether a quorum is present, and to be counted in calculating the majority of such quorum necessary to carry such vote. This Section of this Article shall not be construed to invalidate any contract or other transaction with should otherwise be valid under the common and statutory law applicable thereto.

     Section 5. Additional Powers of Directors. In addition to the powers and authorities hereinabove or by statute expressly conferred, the Board of Directors is hereby authorized to exercise all such powers and do all such acts and things as may be exercised or done by a corporation organized and existing under the provisions of the Act.

     Section 6. Limitation of Liability and Indemnification of Officers and Directors. No officer or director of the Corporation shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director, officer or employee of the Corporation in good faith if such person:

          (i) exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs;
    or

          (ii) took or omitted to take such action in reliance upon the advice of counsel for the Corporation or upon statements made or information furnished by officers or employees of the Corporation which he had reasonable grounds to believe, or upon a financial statement of the Corporation prepared by an officer or employee of the
Corporation in charge of its accounts, or a public accountant or firm of public accountants; or

          (iii) in good faith considered the assets to be of their book value or followed what he believed to be sound accounting and business practice.

     The Corporation shall indemnify any person against whom there is instituted or threatened any claim, action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director, member of an executive committee or officer of the Corporation, or of any corporation which he served as such at the request of the Corporation, against any and all liability, reasonable expenses and costs of any nature (excluding only accounts paid in settlement and including without limitation any and all attorneys' fees, judgments, fines, penalties and court costs) actually incurred by him in connection with the defense of such claim, action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be finally adjudged in such action, suit or proceeding that such person, his testator or intestate is liable for gross negligence or willful misconduct in the performance of his duties. The Corporation may also reimburse to any such person any amount paid in settlement of any such claim, action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it is in the interests of the Corporation that such settlement be made and that such person, his testator or intestate was not guilty of gross negligence or willful misconduct.

     If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he is not so entitled as to others. The Corporation may advance expenses to, or where appropriate may at its expense undertake the defense of, any such person upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification under this Article.

     The provisions of this Section shall be in addition to and not in limitation of any other right of indemnification and reimbursement or limitations of liability to which any director, member of an executive committee or officer may be entitled as a matter of law. The provisions of this Section shall apply whether or not at the time of reimbursement the person reimbursed is then a director, member of an executive committee or officer of the Corporation. Notwithstanding any repeal of this Section or other amendment thereof, its provisions shall be binding upon the Corporation (subject only to the exceptions hereinabove set forth) as to all actions, suits or proceedings and expenses connected therewith, judgments and settlements thereof, as above provided, arising out of matters which occur during or are referable to the period prior to any such repeal or amendment of this Section.

     By vote of the Board of Directors, the Corporation may assent to the adoption of a by-law or charter provision, having substantially the provisions of this Section, by any subsidiary, whether or not wholly owned.

     Section 7. Amendment of Articles of Incorporation. Subject to the express provisions of these Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of The Indiana General Corporation Act, as amended, or any other pertinent enactment of the General Assembly of the State of Indiana; and all rights and powers conferred hereby on shareholders, directors or officers are subject to this reserved power.

                          ARTICLE XIII
                         Former Articles

     These Articles of Incorporation, as amended, supersede and take the place of the heretofore existing Articles of Incorporation of the Corporation.